Exhibit 99.01

Valero Energy Partners LP Reports Second Quarter 2018 Results

•	Reported net income of $64 million and EBITDA of $98 million.

•	Reported net cash provided by operating activities of $89 million and distributable cash flow of $80 million.

•	Declared cash distribution of $0.551 per unit, a 4.5 percent increase over the first quarter 2018, with a distribution coverage ratio of 1.4x.

SAN ANTONIO, July 26, 2018 – Valero Energy Partners LP (NYSE: VLP, the “Partnership”) today reported second quarter 2018 net income of $64 million, or $0.66 per limited partner common unit, and EBITDA of $98 million. The Partnership reported net cash provided by operating activities of $89 million and distributable cash flow of $80 million. The distribution coverage ratio for the second quarter was 1.4x.

“We continued to operate safely and reliably, generating solid earnings during the quarter,” said Joe Gorder, Chairman and Chief Executive Officer of VLP’s general partner. “We are on pace to deliver 20 percent distribution growth for 2018.”

Financial Results
Revenues of $135 million for the second quarter of 2018 were $24 million higher than the second quarter of 2017 due primarily to contributions from the Port Arthur terminal and Parkway Pipeline, which were acquired from subsidiaries of Valero Energy Corporation in November 2017. Cost of revenues from lease and customer contracts totaled $33 million in the second quarter of 2018 compared to $27 million in the second quarter of 2017, and total depreciation expense was $19 million in the second quarter of 2018 compared to $13 million in the second quarter of 2017. General and administrative expenses of $4 million were in line with the second quarter of 2017.

Liquidity and Financial Position
As of June 30, 2018, the Partnership had $850 million of total liquidity consisting of $100 million in cash and cash equivalents and $750 million available on its revolving credit facility. Capital expenditures in the second quarter of 2018 were $7 million, including $4 million for expansion and $3 million for maintenance.

The Partnership continues to target capital expenditures of $35 million to $45 million for 2018, which includes $15 million to $20 million for expansion and $20 million to $25 million for maintenance.

On July 23, the board of directors of VLP’s general partner declared a second quarter 2018 cash distribution of $0.551 per unit, an increase of 4.5 percent over the first quarter of 2018.

Conference Call
The Partnership’s senior management will host a conference call at 3:00 p.m. ET today to discuss this earnings release. A live broadcast of the conference call will be available on the Partnership’s website at www.valeroenergypartners.com.

About Valero Energy Partners LP
Valero Energy Partners LP is a master limited partnership formed by Valero Energy Corporation to own, operate, develop and acquire crude oil and refined petroleum products pipelines, terminals, and other transportation and logistics assets. With headquarters in San Antonio, the Partnership’s assets include crude oil and refined petroleum products pipeline and terminal systems in the Gulf Coast and Mid-Continent regions of the United States (U.S.) that are integral to the operations of 10 of Valero’s refineries. Please visit www.valeroenergypartners.com for more information.

Contacts
Investors:
John Locke, Vice President – Investor Relations, 210-345-3077
Karen Ngo, Senior Manager – Investor Relations, 210-345-4574
Tom Mahrer, Manager – Investor Relations, 210-345-1953

Media:
Lillian Riojas, Executive Director – Media and Communications, 210-345-5002

Safe-Harbor Statement
This release contains forward-looking statements within the meaning of federal securities laws. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other forward-looking information. You can identify forward-looking statements by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “project,” “could,” “may,” “should,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Partnership’s control and are difficult to predict. These statements are often based upon various assumptions, many of which are based, in turn, upon further assumptions, including examination of historical operating trends made by the management of the Partnership. Although the Partnership believes that these assumptions were reasonable when made, because assumptions are inherently subject to significant uncertainties and contingencies, which are difficult or impossible to predict and are beyond its control, the Partnership cannot give assurance that it will achieve or accomplish these expectations, beliefs or intentions. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in the Partnership’s filings with the SEC, including the Partnership’s annual reports on Form 10-K, quarterly reports on Form 10-Q and other reports filed with the SEC and available on the Partnership’s website at www.valeroenergypartners.com. These risks could cause the Partnership’s actual results to differ materially from those contained in any forward-looking statement.

Use of Non-GAAP Financial Information
This earnings release includes the terms “EBITDA,” “distributable cash flow,” and “coverage ratio.” These terms are supplemental financial measures that are not defined under U.S. generally accepted accounting principles (GAAP). We reconcile these non-GAAP measures to the most directly comparable GAAP measures in the tables that accompany this release. In note (l) to the tables that accompany this release, we disclose the reasons why we believe our use of the non-GAAP financial measures in this release provides useful information.

VALERO ENERGY PARTNERS LP
EARNINGS RELEASE TABLES
(thousands of dollars, except per unit amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Statement of income data:
Revenues – related party:
Revenues from lease contracts	$108,251	$84,657	$213,577	$165,769
Revenues from contracts with customer	26,376	25,888	52,992	50,592
Total revenues – related party (a)	134,627	110,545	266,569	216,361
Costs and expenses:
Cost of revenues from lease contracts (excluding depreciation expense reflected below) (b)	26,596	20,848	51,114	39,368
Cost of revenues from contracts with customer (excluding depreciation expense reflected below) (b)	6,758	6,207	13,541	11,232
Depreciation expense associated with lease contracts (c)	15,849	9,450	31,438	18,480
Depreciation expense associated with contracts with customer (c)	3,016	3,055	5,967	5,800
General and administrative expenses (d)	4,158	3,863	8,270	7,693
Total costs and expenses	56,377	43,423	110,330	82,573
Operating income	78,250	67,122	156,239	133,788
Other income, net	411	182	793	246
Interest and debt expense, net of capitalized interest (e)	(14,271)	(8,551)	(26,179)	(16,840)
Income before income tax expense	64,390	58,753	130,853	117,194
Income tax expense	371	310	755	614
Net income	64,019	58,443	130,098	116,580
Less: General partner’s interest in net income	18,077	11,419	34,632	20,886
Limited partners’ interest in net income	$45,942	$47,024	$95,466	$95,694

Net income per limited partner common unit (basic and diluted)	$0.66	$0.69	$1.38	$1.41

Weighted-average limited partner common units outstanding (basic and diluted) (in thousands):
Public	22,482	22,470	22,481	22,225
Valero	46,769	45,687	46,769	45,687

See Notes to Earnings Release Tables on Table Page 4.

Table Page 1

VALERO ENERGY PARTNERS LP
EARNINGS RELEASE TABLES
(thousands of dollars, except per unit and per barrel amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Operating highlights:
Pipeline transportation:
Pipeline transportation revenues (a)	$30,307	$24,859	$61,675	$48,034
Pipeline transportation throughput (BPD) (f)	1,032,687	1,003,320	1,047,313	982,873
Average pipeline transportation revenue per barrel (g) (h)	$0.32	$0.27	$0.33	$0.27
Terminaling:
Terminaling revenues (a)	$102,393	$84,797	$201,667	$167,303
Terminaling throughput (BPD) (i)	3,561,961	2,852,182	3,479,487	2,793,654
Average terminaling revenue per barrel (g) (j)	$0.32	$0.33	$0.32	$0.33
Storage and other revenues (k)	$1,927	$889	$3,227	$1,024
Total revenues – related party	$134,627	$110,545	$266,569	$216,361
Capital expenditures:
Maintenance	$2,613	$1,335	$4,925	$3,373
Expansion	4,097	4,888	8,158	11,867
Total capital expenditures	$6,710	$6,223	$13,083	$15,240
Other financial information:
Net cash provided by operating activities	$89,276	$66,264	$175,157	$140,982
Distributable cash flow (l)	$80,297	$62,815	$166,764	$136,477
Distribution declared per unit	$0.5510	$0.4550	$1.0785	$0.8825
Distribution declared:
Limited partner units – public	$12,394	$10,231	$24,259	$19,841
Limited partner units – Valero	25,769	20,788	50,440	40,319
General partner units – Valero	17,918	11,092	34,208	19,994
Total distribution declared	$56,081	$42,111	$108,907	$80,154
Distribution coverage ratio: Distributable cash flow divided by total distribution declared (l)	1.43x	1.49x	1.53x	1.70x

			June 30, 2018	December 31, 2017
Balance sheet data:
Cash and cash equivalents			$100,094	$42,052
Total assets			1,568,848	1,517,352
Debt (no current portion)			1,274,380	1,275,283
Partners’ capital			255,392	205,797
Working capital			110,175	56,727

See Notes to Earnings Release Tables on Table Page 4.

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VALERO ENERGY PARTNERS LP
EARNINGS RELEASE TABLES
RECONCILIATION OF NON-GAAP MEASURES TO MOST COMPARABLE AMOUNTS
REPORTED UNDER U.S. GAAP (l)
(thousands of dollars)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Reconciliation of net income to EBITDA and distributable cash flow:
Net income	$64,019	$58,443	$130,098	$116,580
Plus:
Depreciation expense	18,865	12,505	37,405	24,280
Interest and debt expense, net of capitalized interest	14,271	8,551	26,179	16,840
Income tax expense	371	310	755	614
EBITDA	97,526	79,809	194,437	158,314
Plus:
Adjustments related to minimum throughput commitments	32	(828)	(189)	(1,725)
Less:
Cash interest paid	13,730	14,136	21,641	16,044
Income taxes paid	918	695	918	695
Maintenance capital expenditures	2,613	1,335	4,925	3,373
Distributable cash flow	$80,297	$62,815	$166,764	$136,477
Reconciliation of net cash provided by operating activities to EBITDA and distributable cash flow:
Net cash provided by operating activities	$89,276	$66,264	$175,157	$140,982
Plus:
Changes in current assets and current liabilities	(5,632)	5,102	(6,101)	734
Changes in deferred charges and credits and other operating activities, net	(675)	(334)	(1,372)	(692)
Interest and debt expense, net of capitalized interest	14,271	8,551	26,179	16,840
Current income tax expense	286	226	574	450
EBITDA	97,526	79,809	194,437	158,314
Plus:
Adjustments related to minimum throughput commitments	32	(828)	(189)	(1,725)
Less:
Cash interest paid	13,730	14,136	21,641	16,044
Income taxes paid	918	695	918	695
Maintenance capital expenditures	2,613	1,335	4,925	3,373
Distributable cash flow	$80,297	$62,815	$166,764	$136,477

See Notes to Earnings Release Tables on Table Page 4.

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VALERO ENERGY PARTNERS LP
NOTES TO EARNINGS RELEASE TABLES

(a)	The increase in “total revenues – related party” in the three and six months ended June 30, 2018 compared to the three and six months ended June 30, 2017 was due primarily to the following:

•
Revenues from a terminal and pipeline system acquired from Valero Energy Corporation (Valero) in November 2017. We generated revenues of $15.8 million and $31.2 million from the operations of our Port Arthur terminal and $6.1 million and $12.6 million from our Parkway pipeline in the three and six months ended June 30, 2018, respectively.

•
Incremental revenues from our rail loading facility placed in service in May 2017. Our rail loading facility at our St. Charles terminal generated incremental revenues of $1.0 million and $2.2 million in the three and six months ended June 30, 2018, respectively, compared to the three and six months ended June 30, 2017.

•
Incremental throughput at our Red River crude system acquired in January 2017. We generated incremental revenues of $1.0 million and $2.9 million due to higher throughput at our Red River crude system in the three and six months ended June 30, 2018, respectively, compared to the three and six months ended June 30, 2017.

(b)
The combined increase in cost of revenues in the three and six months ended June 30, 2018 compared to the three and six months ended June 30, 2017 was due primarily to expenses of $6.0 million and $12.9 million, respectively, related to our Port Arthur terminal and Parkway pipeline, which were acquired in November 2017.

(c)
The combined increase in depreciation expense in the three and six months ended June 30, 2018 compared to the three and six months ended June 30, 2017 was due primarily to depreciation expense recognized on the assets that compose our Port Arthur terminal and Parkway pipeline, which were acquired in November 2017.

(d)
The increase in general and administrative expenses in the three and six months ended June 30, 2018 compared to the three and six months ended June 30, 2017 was due primarily to incremental costs of $173,000 and $345,000, respectively, related to the management fee charged to us by Valero in connection with the acquisition of our Port Arthur terminal and Parkway pipeline, which were acquired in November 2017, and an increase of $122,000 and $202,000, respectively, in professional fees.

(e)
The increase in “interest and debt expense, net of capitalized interest” in the three and six months ended June 30, 2018 compared to the three and six months ended June 30, 2017 was due primarily to the following:

•
Incremental borrowings in connection with acquisitions. In connection with the acquisitions of the Port Arthur terminal and Parkway pipeline in November 2017, we borrowed $380.0 million under our revolving credit facility. Interest expense on the incremental borrowings was $3.4 million and $6.3 million in the three and six months ended June 30, 2018, respectively.

•
Incremental interest expense on senior notes. In March 2018, we issued $500.0 million of 4.5 percent senior notes due March 2028. We used the proceeds of the senior notes to repay $410.0 million of outstanding borrowings under our revolving credit facility and $85.0 million on a portion of the outstanding balance under one of our subordinated credit agreements with Valero. The interest rate on these senior notes is higher than our revolving credit facility and our subordinated credit agreements with Valero, thereby increasing the effective interest rate in 2018. Incremental interest expense resulting from these senior notes was approximately $1.4 million in the three and six months ended June 30, 2018.

•
Higher interest rates in 2018. Borrowings under our revolving credit facility and our subordinated credit agreements with Valero bear interest at variable rates. We incurred additional interest of $636,000 and $1.4 million in the three and six months ended June 30, 2018, respectively, on these borrowings due to higher interest rates in 2018 compared to 2017.

Table Page 4

VALERO ENERGY PARTNERS LP
NOTES TO EARNINGS RELEASE TABLES (Continued)

(f)
The volume amounts reflected represent the sum of volumes transported through each separately tariffed pipeline segment divided by the number of days in the period. The increase in pipeline transportation throughput in the three and six months ended June 30, 2018 compared to the three and six months ended June 30, 2017 was due primarily to the effect from new volumes at our Parkway pipeline.

(g)
Management uses average revenue per barrel to evaluate operating and financial performance and compare results to other companies in the industry. There are a variety of ways to calculate average revenue per barrel; different companies may calculate it in different ways. We calculate average revenue per barrel as revenue divided by throughput for the period. Throughput is derived by multiplying the throughput barrels per day (BPD) by the number of days in the period. Investors and analysts use this financial measure to help analyze and compare companies in the industry on the basis of operating performance.

(h)
Average pipeline transportation revenue per barrel was higher in the three and six months ended June 30, 2018 compared to the three and six months ended June 30, 2017 due primarily to higher pipeline transportation revenue per barrel generated by our Parkway pipeline.

(i)
The volume amounts reflected represent the sum of throughput volumes at each of our terminals divided by the number of days in the period. The increase in terminaling throughput in the three and six months ended June 30, 2018 compared to the three and six months ended June 30, 2017 was due primarily to incremental throughput volumes attributed to our Port Arthur terminal.

(j)
Average terminaling revenue per barrel was lower in the three and six months ended June 30, 2018 compared to the three and six months ended June 30, 2017 due primarily to a lower tariff rate charged at our Port Arthur terminal compared to tariff rates charged at our other terminals.

(k)
Storage and other revenues were higher in the three and six months ended June 30, 2018 compared to the three and six months ended June 30, 2017 due primarily to revenues generated by the rail loading facility at our St. Charles terminal, which was placed in service in May 2017.

(l)	Defined terms are as follows:

•	EBITDA is defined as net income plus income tax expense, interest expense, and depreciation expense.

•
Distributable cash flow is defined as EBITDA plus (i) adjustments related to minimum throughput commitments; less (ii) cash payments during the period for interest, income taxes, and maintenance capital expenditures.

•	Distribution coverage ratio is defined as the ratio of distributable cash flow to the total distribution declared.

These terms are not defined under United States (U.S.) generally accepted accounting principles (GAAP) and are considered non-GAAP measures. Management has defined these terms and believes that the presentation of the associated measures is useful to external users of our financial statements, such as industry analysts, investors, lenders, and rating agencies, to:

•	describe our expectation of forecasted earnings;

•
assess our operating performance as compared to other publicly traded limited partnerships in the transportation and logistics industry, without regard to historical cost basis or, in the case of EBITDA, financing methods;

•	assess the ability of our business to generate sufficient cash to support our decision to make distributions to our unitholders;

•	assess our ability to incur and service debt and fund capital expenditures; and

•	assess the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

Table Page 5

VALERO ENERGY PARTNERS LP
NOTES TO EARNINGS RELEASE TABLES (Continued)

We believe that the presentation of EBITDA provides useful information to investors in assessing our financial condition and results of operations. The U.S. GAAP measures most directly comparable to EBITDA are net income and net cash provided by operating activities. EBITDA should not be considered an alternative to net income or net cash provided by operating activities presented in accordance with U.S. GAAP. EBITDA has important limitations as an analytical tool because it excludes some, but not all, items that affect net income or net cash provided by operating activities. EBITDA should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Additionally, because EBITDA may be defined differently by other companies in our industry, our definition of EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

We use distributable cash flow to measure whether we have generated from our operations, or “earned,” an amount of cash sufficient to support the payment of the minimum quarterly distributions. Our partnership agreement contains the concept of “operating surplus” to determine whether our operations are generating sufficient cash to support the distributions that we are paying, as opposed to returning capital to our partners. Because operating surplus is a cumulative concept (measured from our initial public offering (IPO) date and compared to cumulative distributions from the IPO date), we use distributable cash flow to approximate operating surplus on a quarterly or annual, rather than a cumulative, basis. As a result, distributable cash flow is not necessarily indicative of the actual cash we have on hand to distribute or that we are required to distribute.

We use the distribution coverage ratio to reflect the relationship between our distributable cash flow and the total distribution declared.

Table Page 6